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EXHIBIT 5.1

[MAYER, BROWN, ROWE & MAW LLP LETTERHEAD]

August 12, 2004

Sensus Metering Systems Inc.
Sensus Metering Systems (Bermuda 2) Ltd.
Sensus Metering IP Holdings, Inc.
Sensus Precision Die Casting, Inc.
Sensus Metering Systems—North America Inc.
Smith-Blair, Inc.
Sensus Metering Headquarters Corporation
M&FC Holding, LLC
8601 Six Forks Road
Raleigh, NC 27615

Dear Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to Sensus Metering Systems Inc., a Delaware corporation (the "Company"), Sensus Metering Systems (Bermuda 2) Ltd., a company organized under the laws of Bermuda (the "Parent Guarantor"), Sensus Metering Systems IP Holdings, Inc., a Delaware corporation, Sensus Precision Die Casting, Inc., a Delaware corporation, Sensus Metering Systems—North America Inc., a Delaware corporation, Smith-Blair, Inc., a Delaware corporation, Sensus Metering Headquarters Corporation, a Delaware corporation and M&FC Holding, LLC, a Delaware limited liability company (such entities being referred to herein as the "Subsidiary Guarantors" and together with the Parent Guarantor, the "Guarantors", and Guarantors and the Company, being collectively referred to herein as the "Registrants"). This opinion is being issued in connection with the Registrants' Registration Statement on Form S-1 (Registration No. 333-118053) originally filed with the Securities and Exchange Commission (the "Commission") on August 9, 2004 under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement") with respect to up to $275,000,000 in the aggregate principal amount of the Company's 8 5/8% Senior Subordinated Notes due 2013 (the "New Notes") to be issued in connection with the Registrant's offer to exchange (the "Exchange Offer") up to $275,000,000 in the aggregate principal amount of the Company's 8 5/8% Senior Subordinated Notes due 2013 (the "Old Notes") pursuant to a Registration Statement on Form S-4 (Registration No. 333-113658) originally filed with the Commission on March 16, 2004 under the Act (such Registration Statement, as amended or supplemented being hereinafter referred to as the "Exchange Registration Statement"). The obligations of the Company under the New Notes will be guaranteed by the Guarantors (the "Guarantees"). The New Notes and the Guarantees will be issued pursuant to the Indenture, dated as of December 17, 2003, as amended (the "Indenture"), between the Registrants and U.S. Bank National Association Trust, as Trustee, in exchange for and in replacement of the Old Notes and the guarantees of the Guarantors of the Old Notes.

        In connection with this Opinion, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, as amended, and the by-laws, as amended, of each of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the New Notes and the Guarantees, (iii) the Registration Statement and the Exchange Registration Statement, (iv) the Indenture, and (v) the Registration Rights Agreement, dated as of December 17, 2003, by and among the Registrants, Credit Suisse First Boston LLC and Goldman Sachs & Co. In connection with this opinion letter, you have advised us that, as of the date of hereof, $275,000,000 in the aggregate principal amount of Old Notes are outstanding.

        For purposes of our opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. In addition, with respect to the Guarantee of the Parent Guarantor, we have assumed the Parent Guarantor has duly authorized, executed and delivered the Indenture under Bermuda law. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

        Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) subject to the penultimate of this letter, any laws except the laws of the State of New York, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America.

        Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when the New Notes have been duly executed, and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes in accordance with the terms of the Exchange Offer, the New Notes and the Guarantees will be validly issued and binding obligations of the Registrants.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise. In rendering our opinion as to the valid issuance of the Guarantee of the Parent Guarantor, we have relied, with your permission, on the opinion of Conyers Dill & Pearman, Bermuda counsel to the Parent Guarantor.

Very truly yours,
/s/ MAYER, BROWN, ROWE & MAW LLP
MAYER, BROWN, ROWE & MAW LLP

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  EXHIBIT 5.1
[MAYER, BROWN, ROWE & MAW LLP LETTERHEAD]